SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 16, 2008

WINTHROP REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Ohio
(State or Other Jurisdiction of Incorporation)

001-06249	34-6513657
(Commission File Number)	(I.R.S. Employer Identification No.)

7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts	02114
(Address of Principal Executive Offices)	(Zip Code)

(617) 570-4600
(Registrant's Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    Entry into a Material Definitive Agreement.

On December 16, 2008, WRT Realty L.P. (the “Operating Partnership”), the wholly-owned operating partnership of Winthrop Realty Trust (the “Trust”), entered into two Amendments to its existing Revolving Loan Agreement with KeyBank, National Association (“KeyBank”).  Pursuant to the amendments:  (i) the maturity of the loan was extended for two years, with an additional one-year extension option; (ii) two of the lenders under the loan were released from their commitment and, accordingly, the initial maximum borrowing amount was reduced to $35 million, subject to increase up to $75 million; (iii) the interest rate on amounts borrowed was increased from a range of LIBOR plus 1.5% to LIBOR plus 2.25% to a range of LIBOR plus 2.25% to LIBOR plus 3.00%, depending on the level of cash reserves on deposit at KeyBank; (iv) the Trust’s minimum liquidity requirement and net worth requirements were increased from $10,000,000 and $100,000,000, respectively, to $17,500,000 and $250,000,000, respectively; and (v) the Trust’s maximum consolidated leverage ratio was reduced from 60% to 55%.

The foregoing description is qualified in its entirety by reference to the Second Amendment to Loan Agreement and Third Amendment to Loan Agreement, which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

ITEM 8.01    Other Events

On December 22, 2008, the Trust announced the transaction described in Item 1.01 above.  A copy of the press release is attached hereto as exhibit 99.

ITEM 9.01    Financial Statements and Exhibits.

(c)          Exhibits

10.1	Second Amendment to Loan Agreement, dated as of December 16, 2008
10.2	Third Amendment to Loan Agreement, dated as of December 16, 2008
99.	Press Release dated December 22, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 22nd day of December, 2008.

WINTHROP REALTY TRUST

By:	/s/ Peter Braverman
Peter Braverman
President